CRYOPORT SYSTEMS, INC.

STATEMENT OF POLICY ON SECURITIES TRADING BY COMPANY PERSONAL

INTRODUCTION

CryoPort Systems, Inc. (the Company) has adopted this Statement of Policy on Securities Trading by Company Personnel (Policy Statement) governing securities transactions by Company employees.

The Insider Trading and Securities Fraud Enforcement Act (the Act) authorizes the Securities and Exchange Commission (SEC) and the Justice Department to vigorously prosecute insider trading that is based on information acquired in the workplace and imposes substantial penalties on individuals for insider trading. In addition, the Act places direct responsibility on companies to monitor the securities transactions of their employees. Onerous penalties may be assessed against the Company for the insider trading violations of its employees. Accordingly, if the Company does not take active steps to adopt preventive policies and procedures covering securities transactions by Company personnel, the consequences could be severe.

The Company has also adopted this Policy Statement to avoid damage to its reputation for integrity and ethical conduct—an important corporate asset. We have all worked hard over the years to establish a reputation for observing the highest standards of conduct, and even the appearance of improper conduct must be avoided to preserve that reputation.

CONSEQUENCES OF INSIDER TRADING VIOLATIONS

The civil and criminal penalties for insider trading violations under the Act are as follows:

For individuals who trade on inside information (or who tip information to others):

A civil penalty of up to three times the profit gained or loss avoided;

A criminal fine (no matter how small the profit) of up to $1 million; and

A maximum jail term of ten years.

For the Company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

A civil penalty of the greater of $1 million or three times the profit gained (or loss avoided) as a result of the employee's violation; and

A maximum criminal penalty of $2.5 million.

Moreover, any employee who fails to comply with any of the policies or procedures set forth in this Policy Statement may be disciplined or terminated, at the Company's sole discretion, whether or not the individual's failure to comply is a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

In this regard, every employee is responsible for the actions of his or her immediate family and personal household. Prohibited securities transactions by an employee's spouse, for example, will have the same consequences as trading initiated directly by the employee.

PROHIBITED USE OF MATERIAL INFORMATION

If a director, officer, or any employee knows of material nonpublic information relating to the Company, it is our policy that neither that person nor any related person may buy or sell the Company's securities or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to material information relating to any other company, including our customers or suppliers, obtained in the course of employment.

For purposes of this Policy Statement, "material information" means any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock of the Company or of any other company. In short, any information is material if it could reasonably affect the price of the stock.

Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

Projections of future earnings or losses;

Earnings that are inconsistent with the consensus expectations of the investment community;

News of a pending or proposed merger, acquisition, or similar transaction;

News of a significant sale of assets or the disposition of a subsidiary;

Changes in dividend policies, the declaration of a stock split, or the offering of additional securities;

Changes in management;

Significant new products or discoveries;

Institution of, or changes in the status of, governmental investigations;

Impending bankruptcy or financial liquidity problems; and
The gain or loss of a substantial customer or supplier.

Trading in the Company's securities for independent reasons such as the need to raise money for an emergency expenditure are not excepted from this policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

TRADING AFTER PUBLIC ANNOUNCEMENTS

It is also Company policy that, except as discussed below under "Preplanned Trading Programs," no Category I or Category II person (as defined in Annex A), nor anyone related to any such person, may enter into a trade immediately after the Company has publicly announced material information, including earnings releases. Because the Company's shareholders and the investing public should be allowed time to receive the information and digest it sufficiently, as a general rule such persons should not engage in any transactions until at least 48 hours after the information has been released. Moreover, because the Company's press releases are not always reported by the financial press, it may be necessary in certain situations for the Company to impose further trading delays until after the Company's press release has been mailed to and received by its shareholders.

PREPLANNED TRADING PROGRAM

A preplanned trading program, if properly structured and implemented, can be a better way to facilitate trading in the Company's securities than our regular system of trading windows and blackout periods. The Company, therefore, will permit trading in the Company's securities under preplanned trading programs that satisfy the requirements of SEC Rule 10b5-1 and the policies set forth in this policy statement.

All preplanned trading programs must be precleared with the Company as described below under "Preclearance of All Trades by Category I Persons." Once the preplanned trading program has been precleared, the actual transactions in the Company's securities effected under the program will not require any further clearance as long as

there have been no modifications or changes to the program as precleared.

TIPPING INFORMATION TO OTHERS

Whether the information is proprietary information about the Company or information that could have an impact on the Company's stock price, employees must not pass it on to others. The penalties set forth above apply, whether or not you derive any benefit from someone else's actions. In one case, for example, the SEC imposed a $470,000 penalty on a tipper even though he did not profit personally from his tippees' trading.

This policy also serves the Company's broader interest in preserving the confidentiality of its proprietary information.

STOCK OPTION EXERCISES

This Policy statement does not apply to the exercise of an employee or consultant option, or to the exercise of a tax withholding right under which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

GIFTS

A gift of Company securities to a family member, charitable organization, or any other person (including transfer to a family trust) should be precleared, as described below under "Preclearance of All Trades."

SECTION 401(k) PLAN

This Policy Statement does not apply to your purchase of Company securities through a periodic contribution of funds deducted from your payroll. However, this Policy Statement will apply to certain elections in the Section 401(k) plan (when and if the Company adopts one) including (1) an election to make an intraplan transfer of an existing account balance into or out of the Company stock fund; (2) an election to increase or decrease the contribution rate allocated to the Company stock fund; (3) an election to use your Section 401(k) plan as collateral for a loan, if it may result in the liquidation of any Company stock held in the plan; and (4) your prepayment of a loan under the plan, if the prepayment will result in the allocation of proceeds to the Company stock fund.

ADDITIONAL PROHIBITED TRANSACTIONS

Because we believe it is improper and inappropriate for any Company personnel to

engage in short-term or speculative transactions involving the Company's securities, it is the Company's policy that directors, officers, and employees should not engage in any of the following activities with respect to the Company's securities:

1. Trading on a short-term basis. Any Company securities purchased by an employee in the open market must be held for a minimum of 6 months and preferably longer. (Note that the SEC's short-swing profit rule requires disgorgement of profits made by officers and directors from selling any Company securities within 6 months of a purchase. For some of the same policy reasons, we are simply expanding this rule to all employees. However, the rule does not apply to stock option exercises and subsequent sales of the underlying securities, except to the extent required by law for officers and directors.)

2. Short selling. Employees may not enter an order to sell any Company securities with the intention of later purchasing the securities at a lower price to fulfill the sale. This prohibition extends to so-called short sales against the box, in which the employee may own the securities being sold, but may not deliver those securities to cover the sale order.

3. Publicly traded derivative securities. Transactions in publicly traded puts, calls, or other derivative securities of the Company (Derivative Securities), on an exchange or in any other organized market, are prohibited by this Policy Statement. Transactions in Derivative Securities are driven by short-term fluctuations of the Company's stock and may create an incentive for individuals to focus on short-term performance rather than long-term goals. Further, transactions in Derivative Securities, which are inherently speculative, may create the appearance that the individual is trading on inside information for a quick gain.

4. Hedging strategies. Hedging strategies achieved through the use of Derivative Securities or other financial instruments may allow an individual to maintain his or her holdings in the Company's stock without bearing the full risks and rewards of ownership. These hedging strategies may therefore create incentives that are inconsistent with the Company's and shareholders' best interests. You may not undertake such hedging strategies without first preclearing the proposed strategy and transactions with our Compliance Officer at least 2 weeks before entering into any agreement or obligation in connection with the hedging strategy. Our Compliance Officer is under no obligation to approve a hedging strategy or related transaction submitted for preclearance, and may decide not to permit the strategy or related transactions after review of the applicable legal considerations.

5. Encumbered securities and margin accounts. Company securities encumbered by a pledge, or otherwise hypothecated, and used as collateral for a loan or for the extension of credit may be foreclosed on and sold by the lender if the borrower defaults under the loan or credit arrangement. A broker may sell securities held in a margin

account if the customer fails to meet a margin call. A broker or lender may sell Company securities (1) during a blackout period, (2) when the individual is aware of material nonpublic information, (3) within 6 months of a purchase by the individual of Company securities, or (4) at a time the individual is otherwise not permitted to sell Company securities. As a result, you may not hold your Company securities in a margin account or encumber them in any way unless you preclear that arrangement or transaction with our Compliance Officer at least 2 weeks in advance. To receive preclearance for any pledge or encumbrance of Company securities, you must demonstrate the financial ability to repay the related loan without selling any Company security. Our Compliance Officer is under no obligation to preclear the proposed encumbrance of the Company securities, or their deposit in a margin account. This prohibition does not apply to any encumbrance of securities in effect before the adoption of this Policy Statement.

PRECLEARANCE OF ALL TRADES BY CATEGORY I PERSONS

To provide assistance in preventing inadvertent insider trading violations and avoiding the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development), and also to comply with recent accelerated reporting requirements of insider transactions, the Company has implemented the following procedure:

All transactions in the Company's securities (acquisitions, dispositions, transfers, etc.) by Category I persons listed in Annex A must be precleared by the Company's general counsel or outside legal counsel. If you contemplate a transaction, you should contact _ _[name]_ _ (our Compliance Officer) at least 2 business days in advance. Our Compliance Officer is under no obligation to approve a trade submitted for preclearance, and may decide not to permit the trade after review of the applicable legal considerations. This requirement does not apply to stock option exercises, but does cover market sales of option stock.

Category I persons are also subject to the black-out periods described below.

BROKER COORDINATION PROCEDURES

New accelerated reporting requirements of transactions under the Sarbanes-Oxley Act of 2002, which applies to directors and executive officers, will require effective coordination with brokers handling transactions for our directors and executives. A broker can help ensure compliance with our preclearance procedures and help prevent inadvertent violations.

All directors and executive officers and their brokers should sign the enclosed Broker Form, which requires the broker handling transactions in Company securities:

Not to enter any order (except for orders under preapproved Rule 10b5-1 plans) without:

(1) First verifying with the Company that the transaction was precleared; and

(2) Complying with the brokerage firm's compliance procedures (e.g., Rule 144).

To report immediately to the Company via:

(1) Telephone; and

(2) In writing (via e-mail or fax) the details of every transaction involving Company securities, including gifts, transfers, pledges, and all 10b5-1 transactions.

Each director and executive officer should sign, and also have his or her broker sign, the enclosed Broker Form and return it to us as soon as possible following receipt of this Policy Statement, so that we can establish with brokers a procedure for handling any trades in Company securities.

BLACK-OUT PERIODS FOR CATEGORY II PERSONS

Unless made under a Preplanned Trading Program as permitted above, all transactions in the Company's securities by Category II persons listed in Annex A can only be made during non-"black-out" periods. The standard non-black-out periods begin 48 hours after public release of quarterly or annual financial results and end at the close of trading on the 15th day in the month before the end of a fiscal quarter or fiscal year. See Annex B. Additional black-out periods also may be imposed by the Company on Category I or Category II persons or other employees to the extent necessary or desirable to comply with securities or other laws, and the Company will notify those persons in such an event. The Company generally will not disclose the reason for additional black-out periods.

Category II persons are responsible for contacting the Compliance Officer named in Annex A to ascertain when a non-black-out period exists.

TWENTY-TWENTY HINDSIGHT

If your securities transactions become the subject of investigation, they will be viewed by the SEC after the fact. Therefore, before engaging in any transaction, you may want to consult with your own attorney (in addition to clearing the transaction with the Company's general counsel or outside legal counsel) and consider how regulators and others might view the transaction in hindsight.

TRANSACTIONS BY FAMILY MEMBERS

The restrictions set forth in this Policy Statement apply to your family members and others living in your household, and any family member whose transactions in Company securities are directed by you or are subject to your influence or control (including those family members who consult with you before trading Company securities). Employees will be held responsible for compliance by those persons.

TRANSACTIONS AFTER TERMINATION

This Policy Statement will continue to apply after your termination as an employee, director, or consultant of the Company, so long as you are aware of any material nonpublic information, and until the end of any black-out period that is in effect at the time of termination.

COMPANY ASSISTANCE

Any person who has any questions about specific transactions may obtain additional guidance from the Company's general counsel or outside counsel. However, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you. Therefore, it is imperative that you use good judgment with respect to all your transactions in the Company's securities.

ACKNOWLEDGMENT OF RECEIPT OF POLICY STATEMENT

Dear Employee:

Enclosed is a copy of CryoPort Systems, Inc.'s Statement of Policy on Securities Trading by Company Personnel (Policy Statement). As you will see from the Policy Statement, the consequences of an insider trading violation can be devastating to both the individual involved and the Company.

Please take a few minutes right now to read the enclosed Policy Statement and then sign and return the attached copy of this letter.

Sincerely,

____

Peter Berry, Chief Executive Officer

ACKNOWLEDGMENT

The undersigned hereby acknowledges that he or she has read and understands, and agrees to comply with, _ _[name of company]_ _'s Statement of Policy on Securities Trading by Company Personnel, a copy of which was received with this letter.

Date: ___________ Signature: ___________________________

Name: _______________________ (Please print)

ANNEX A TO STATEMENT OF POLICY ON SECURITIES TRADING BY COMPANY PERSONNEL

Compliance Officer: ______________________

A. Category I Persons

1. All Officers: _ _[names and titles]_ _

2. All Directors: _ _[names]_ _

3. Other persons with potential access to inside information, e.g., all persons reporting directly to CEO: _ _[names and titles]_ _

B. Category II Persons

1. Key employees: _ _[names and titles]_ _

2. Employees who are manager-level and above: _ _[names and titles]_ _

3. All employees located at Company's principal executive office: _ _[names and titles]_ _

4. Other persons, if any: _ _[names]_ _

ANNEX B TO STATEMENT OF POLICY ON SECURITIES TRADING BY COMPANY PERSONNEL

_____________ Calendar of Black-Out Periods
[*Date*]

____
[*Need to indicate black-out periods*]

BROKER FORM

The undersigned officer or director of CryoPort Systems, Inc. (the Company) and his or her securities broker hereby acknowledge and agree to the following in order to comply with the accelerated 2-day reporting requirements of the Sarbanes-Oxley Act of 2002:

Not to enter any order (except for orders under preapproved Rule 10b5-1 plans) without:

(1) First verifying with the Company that the transaction was precleared; and

(2) Complying with the brokerage firm's compliance procedures (e.g., Rule 144).

To report immediately to the Company via:

(1) Telephone; and

(2) In writing (via e-mail or fax) the details of every transaction involving Company securities, including gifts, transfers, pledges, and all 10b5-1 transactions.

In witness of which, each of the parties has executed this agreement as of the dates indicated below.

OFFICER/DIRECTOR

Date: _______________ ____________________________________
[*Signature*] [*Typed name*]

SECURITIES BROKER

Date: _______________ ____________________________________
[Signature] [Typed name]

____
[Firm name] [Title]